Exhibit 10.2
EXLSERVICE HOLDINGS, INC.

2018 OMNIBUS INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT (International)

THIS OPTION AGREEMENT (the “Agreement”), is made, effective as of [INSERT DATE OF GRANT] (the “Date of Grant”), by and between ExlService Holdings, Inc., a Delaware corporation (the “Company”), and _______[INSERT PARTICIPANT NAME] ____________ (“Participant”).

WHEREAS, the Company has adopted the ExlService Holdings, Inc. 2018 Omnibus Incentive Plan (the “Plan”), pursuant to which options may be granted to purchase shares of the Company’s Common Stock, par value $0.001 per share (“Stock”); and

WHEREAS, the Compensation and Talent Management Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant to Participant the stock option award as provided herein and subject to the terms set forth herein;

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Grant of Option.

(a) Grant. The Company hereby grants to Participant an option (the “Option”) to purchase [ . ] shares of Stock (such shares of Stock, the “Option Shares”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(b) Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon Participant and his legal representative in respect of any questions arising under the Plan or this Agreement.

2. Terms and Conditions.

(a)Option Price. The Option Price, being the price at which Participant shall be entitled to purchase the Option Shares upon the exercise of all or any portion of the Option, shall be $ per share.

(b)Expiration Date. Subject to Section 2(d) hereof, the Option shall expire at the end of the period commencing on the Date of Grant and ending at 11:59 p.m. Eastern Time (“ET”) on the day preceding the [tenth] anniversary of the Date of Grant (the “Option Period”).

(c) Exercisability of the Option. Except as may otherwise be provided herein, the Option shall become vested and exercisable as follows:

(A) (i) Vesting Schedule. the Option shall become vested as follows:

Percent of Stock Options Units Vesting	Vesting Date
[25%]	[1st] Grant Anniversary
[25%]	[2nd] Grant Anniversary
[25%]	[3rd] Grant Anniversary
[25%]	[4th] Grant Anniversary

(ii) Change in Control. (A) Notwithstanding the foregoing, in the event that a “Change in Control” (which for purposes of this Agreement shall have the meaning set forth in the Plan as modified by the language at the end of this Section 2(c)) occurs at a time when any portion of the Option remains unvested, then effective upon the consummation of the Change in Control, the vesting of the portion of the Option that is not then fully vested shall accelerate such that any portion of the Option that would have become vested during the one-year period following the Change in Control shall become vested effective as of the consummation of the Change in Control.

(B) In addition: (1) in the event that Participant’s employment by the Company is terminated by the Company without Cause (as defined in the Plan) (x) at any time following a Change in Control or (y) in specific contemplation of a Change in Control or (2) in the event Participant resigns with “Good Reason” (as defined below) at any time following a Change in Control, Participant shall, upon and subject to the execution within sixty (60) days following termination of employment (and non- revocation during any applicable revocation period) of a standard release of all employment-related claims against the Company and its Affiliates and each of their employees, officers and directors, be entitled to immediate vesting as of the termination date of any portion of the Option that is unvested as of the termination date.
(C) The term “Good Reason” shall have the meaning set forth in any employment, consulting or other agreement between the Company or an Affiliate and the Participant in effect on the date hereof, or, in the absence of such definition therein, the occurrence, without Participant’s prior written consent, of any of the following events:

(1)a substantial reduction of Participant’s duties or responsibilities, or Participant being required to report to any person other than the Board or the Company’s Chief Executive Officer or President; provided that, if there is a Change in Control and Participant retains a similar title and similar duties with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change in Control, any change in Participant’s title shall not a constitute a significant reduction of Participant’s duties and authorities hereunder;
(2)Participant’s job title is adversely changed, provided that if there is a Change in Control and Participant retains a similar title and similar duties with the Company or any entity that acquires the Company (or any affiliate or subsidiary of such entity) following such Change in Control, any change in Participant’s title shall not constitute a significant reduction of Participant’s duties and authorities hereunder;

(3)following a Change in Control, a change in the office or location where Participant is based of more than thirty (30) miles, which new location is more than thirty (30) miles from Participant’s primary residence; or

(4)following a Change in Control, a breach by the Company of any material term of any employment, consulting, or similar agreement between the Company and Participant;

provided that, a termination by Participant with Good Reason shall be effective only if, within thirty (30) days following Participant’s first becoming aware of the circumstances giving rise to Good Reason, Participant delivers a “notice of termination for Good Reason” to the Company, and the Company within fifteen (15) days following its receipt of such notification has failed to cure the circumstances giving rise to Good Reason.

(iii) Death. Notwithstanding the foregoing, in the event that Participant’s employment with the Company is terminated due to Participant’s death at a time when any portion of the Option remains unvested, the portion of the Option that is unvested shall become immediately vested effective as of the date of Participant’s death.

(iv) Retirement. Notwithstanding the foregoing, and assuming that such Option has been outstanding for at least six (6) months from the Date of Grant, in the event that Participant’s employment with the Company (or its Affiliates) is terminated, other than by the Company (or its Affiliates) for Cause (as defined in the Plan),

(1) after having attained age sixty (60) with at least ten (10) years of service with the Company (or its Affiliates) at a time when any portion of the Option remains unvested, then one-hundred percent (100%) of that portion of Participant’s Option (and only that portion) that is scheduled to vest within the next twelve (12) months shall become immediately vested as of the date Participant terminates employment, and any remaining unvested portion of the Option shall be immediately forfeited; and

(2) after having attained age sixty (60) with at least five (5) years and less than ten (10) years of service with the Company (or its Affiliates), at a time when any portion of the Option remains unvested, then the applicable percentage of the Participant’s Option (and only that portion) that is scheduled to vest within the next twelve (12) months, as described below (the “Prorated Percentage”), shall become immediately vested as of the date the Participant terminates employment, and any remaining unvested portion of the Option shall be immediately forfeited.

Completed Years of Service: At least	Prorated Percentage
Five (5) years	50%
Six (6) years	60%
Seven (7) years	70%
Eight (8) years	80%
Nine (9) years	90%

For purposes of this Section 2(c)(iv), years of service with the Company (or its Affiliates) does not include tenure at any organization acquired by the Company (or its Affiliates) prior to the closing date of such acquisition.

(v) Special 409A Rule. Notwithstanding anything to the contrary in this Section 3, to the extent necessary to comply with Section 409A of the Code, a Change in Control hereunder shall not give rise to any acceleration of the vesting of any portion of an Award hereunder unless such event satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

(d) Exercise of the Option. The Option may be exercised only by written notice, substantially in the form attached hereto as Exhibit A (or a successor form provided by the Committee, or over the current plan administrator’s website) delivered in person or by mail in accordance with Section 3(b) hereof and accompanied by payment of the Option Price. The Option Price shall be paid by Participant to the Company by (A) cash, certified check, or transfer over the current plan administrator’s website or such other means as may be approved by the Committee or (B) means of a net exercise whereby the number of Option Shares received by Participant shall equal the excess, if any, of (x) the number of Option Shares that would have been received by Participant upon such exercise had Participant paid the purchase price for the Option Shares in cash over (y) a number of Option Shares, the aggregate Fair Market Value of which is equal to the aggregate purchase price that would have been paid as determined pursuant to the immediately preceding clause (x).

(e) Forfeiture. Except as otherwise provided in this Agreement, the Plan, or as set forth in any employment, consulting or other agreement between the Company or an Affiliate and the Participant in effect on the date hereof, in the event that Participant ceases to be employed by the Company or its Affiliates for any reason, the unvested portion of the Option shall expire upon such cessation of employment and the vested portion of the Option (to the extent then outstanding) shall expire at 11:59 p.m., ET on the earlier of (i) the last day of the Option Period or (ii) the date that is ninety (90) days after the date of such termination. In such event, the vested portion of the Option shall remain exercisable by Participant until its expiration. In addition, the Option and any Option Shares shall be subject to cancellation, forfeiture or recoupment as determined by the Committee upon the occurrence of a violation of material Company policies, misstatement of financial or other material information about the Company, fraud, misconduct, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreements that may apply to the Participant, or other conduct by the Participant that the Committee determines is detrimental to the business or reputation of the Company and its Affiliates, including facts and circumstances discovered after termination of service.

(f) Compliance with Legal Requirements. The granting and exercising of the Option, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee, in its sole discretion, may postpone the issuance or delivery of Option Shares as the Committee may consider appropriate and may require Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Option Shares in compliance with applicable laws, rules and regulations.

(g) Restrictions. The Option may not be sold, pledged or otherwise transferred (other than by will or the laws of descent and distribution) and may not be subject to lien, garnishment, attachment or other legal process.

(h) Rights as Stockholder. Participant shall not be deemed for any purpose to be the owner of any shares of Stock subject to this Option unless, until and to the extent that (i) this Option shall have been exercised pursuant to its terms (ii) the Company shall have issued and delivered to Participant the Option Shares and (iii) Participant’s name shall have been entered as a stockholder of record with respect to such Option Shares on the books of the Company.

(i) Taxes and Withholding. Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer to be an appropriate charge to the Participant even if technically due by the Company or the Employer (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or settlement of the Option, the issuance of Option Shares upon vesting/settlement of the Option, the subsequent sale of Option Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Upon the settlement of the Award in accordance with Section 4(a) hereof in Option Shares, the Participant shall be required, as a condition of such settlement, to pay to the Company by check or wire transfer the amount of any income, payroll, or social tax withholding that the Company determines is required; provided that the Participant may elect to satisfy such tax withholding obligation by having the Company withhold from the settlement that number of Option Shares having a Fair Market Value equal to the amount of such withholding. To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Option Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested portion of the Option, notwithstanding that a number of the Option Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

3. Miscellaneous.
(a) Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(b) Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to the Company:
ExlService Holdings, Inc.
320 Park Avenue, 29th Floor
New York, NY 10022

Attention: General Counsel

if to the Participant: at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(e) Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.

(f) Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the Participant’s estate shall be deemed to be the Participant’s beneficiary.

(g) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(h) Personal Data. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement by and among, as applicable, the Employer, the Company and any Affiliate of the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Participant understands that Data will be transferred to any third party assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the Participant’s country, or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

(i) Nature of Grant. By signing the Agreement, the Participant acknowledges and agrees that:

i.the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time;
ii.the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

iii.all decisions with respect to future grants, if any, will be at the sole discretion of the Company;

iv.the Participant’s participation in the Plan is voluntary;

v.the Participant’s participation in the Plan shall not create a right to any employment with the Employer and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship, if any, at any time;

vi.the Option and the Option Shares subject to the Option are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Participant’s employment or service contract, if any;

vii.the Option and the Option Shares subject to the Option are not intended to replace any pension rights or compensation;

viii.the Option and the Option Shares subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate of the Company;

ix.the future value of the Option Shares is unknown and cannot be predicted with certainty;
x.in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Participant’s employment (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Participant shall be deemed irrevocably to have waived the Participant’s right to pursue or seek remedy for any such claim or entitlement;

xi.in the event of termination of the Participant’s employment (whether or not in breach of local labor laws), the Participant’s right to receive Option under the Plan and to vest in such Option, if any, will terminate effective as of the date that the Participant is no longer actively providing services and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Option; and

xii.the Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

(j) Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(k) Bound by Plan. By signing this Agreement, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.
(l) Electronic Delivery and Acceptance. The Company has decided to deliver documents related to current or future participation in the Plan by electronic means and to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through the current plan administrator’s on-line system, or any other on-line system or electronic means that the Company may decide, in its sole discretion, to use in the future.

(m) Entire Agreement. This Agreement and the Appendix hereto, and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. Except as set forth in Section 16(b) of the Plan, no change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

(n) Appendix. Notwithstanding any provision herein, the Participant’s participation in the Plan shall be subject to any special terms and conditions as set forth in the appendix for the Participant’s country of residence, if any (the “Appendix”). Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

(o) Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Option and on any Option Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(p) Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Option or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New York, and agree that such litigation shall be conducted only in the courts of the State of New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where this grant is made and/or to be performed.

(q) JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.

(r) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(s) Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

PLEASE NOTE: Participant’s designation/election via the current plan administrator’s website that Participant has read and accepted the terms of this Agreement and the terms and conditions of the Plan is considered Participant’s electronic signature and Participant’s express consent to this Agreement and the terms and conditions set forth in the Plan.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first written above.

ExlService Holdings, Inc.

By:
Title:

Participant

[Signature Page to Nonqualified Stock Option Agreement]

Exhibit A
NOTICE OF OPTION EXERCISE

PURSUANT TO THE EXLSERVICE HOLDINGS, INC. 2018 OMNIBUS INCENTIVE PLAN

To exercise your option to purchase shares of ExlService Holdings, Inc. (the “Company”) common stock (“Shares”), please fill out this form and return it to the Corporate Secretary of the Company.

I hereby exercise my right to purchase Shares under the option granted to me pursuant to the Nonqualified Stock Option Agreement between myself and the Company, dated as of , 20 . I am vested in my option as to the Shares being purchased hereunder.

Payment of Exercise Price. The per-Share exercise price of the option is $ . The total exercise price for the Shares I am purchasing is $ . I elect to pay that total exercise price by one of the following methods [CHECK ONE]:
_______ By certified check, which is enclosed, or transfer over the current plan administrator’s website.

_______ By the “net exercise” method described in Section 2(c)(d) of the Stock Option Agreement. I understand that the Company will withhold a number of Shares having a value equal to the total exercise price.

Tax Withholding. Required payroll taxes and income tax withholding in connection with this option exercise total $ . I elect to pay that withholding by one of the following methods [CHECK ONE]:

_______ By certified check, which is enclosed

_______ By Company withholding of the transfer of Option Shares equal to the Tax Withholding amount.

I understand that this option exercise is not effective unless and until this Notice of Option Exercise is enclosed, along with any necessary certified checks. I hereby represent that, to the best of my knowledge and belief, I am legally entitled to exercise this option.

_____________________________________________________________________________

Signature:	__________
Printed Name:	__________
Identification #:	__________

Date:	__________

_____________________________________________________________________________